As filed with the Securities and Exchange Commission on May 9, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Encore Wire Corporation

(Exact name of registrant as specified in its charter)

Delaware	75-2274963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1329 Millwood Road McKinney, Texas	75069
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED

ENCORE WIRE CORPORATION 2010 STOCK OPTION PLAN

(Full title of the plan)

Daniel L. Jones

Chairman, President and Chief Executive Officer

1329 Millwood Road

McKinney, Texas

(Name and address of agent for service)

(972) 562-9473

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	500,000 shares	$43.45	$21,725,000.00	$2,517.93

(1)	Represents additional shares of the common stock, par value $0.01 per share (the “Common Stock”), of Encore Wire Corporation (the “Registrant”) authorized for issuance under the Amended and Restated Encore Wire Corporation 2010 Stock Option Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Stock that may be offered or issued under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Stock Exchange on May 8, 2017.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement pursuant to General Instruction E of Form S-8 to register the offer and sale of 500,000 additional shares of the Registrant’s Common Stock that may be issued under the Plan. At the annual meeting of stockholders of the Registrant held on May 9, 2017, the stockholders of the Registrant approved the amendment and restatement of the Plan, which included an increase in the number of shares of Common Stock that the Registrant may issue under the Plan from an aggregate of 500,000 shares to an aggregate of 1,000,000 shares. The contents of the registration statement on Form S-8 (File No. 333-175634) relating to the Plan, which was filed with the Securities and Exchange Commission on July 18, 2011, including any amendments thereto or filings incorporated therein, are incorporated by reference into this Registration Statement as permitted by General Instruction E of Form S-8 to the extent not otherwise amended or superseded by the contents hereof.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The information required by this Item 8 is set forth in the Exhibit Index accompanying this Registration Statement and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McKinney, State of Texas, on May 9, 2017.

ENCORE WIRE CORPORATION

By:	/s/ Daniel L. Jones
Daniel L. Jones
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel L. Jones and Frank J. Bilban, or either one of them, severally, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DANIEL L. JONES	Chairman, President and Chief Executive Officer	May 9, 2017
Daniel L. Jones	(Principal Executive Officer)

/s/ FRANK J. BILBAN	Vice President – Finance, Treasurer, Secretary and Chief Financial Officer	May 9, 2017
Frank J. Bilban	(Principal Financial and Accounting Officer)

/s/ DONALD E. COURTNEY	Director	May 9, 2017
Donald E. Courtney

/s/ GREGORY J. FISHER	Director	May 9, 2017
Gregory J. Fisher

/s/ WILLIAM R. THOMAS III	Director	May 9, 2017
William R. Thomas III

/s/ SCOTT D. WEAVER	Director	May 9, 2017
Scott D. Weaver

/s/ JOHN H. WILSON	Lead Independent Director	May 9, 2017
John H. Wilson

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Encore Wire Corporation 2010 Stock Option Plan (filed as Appendix A to the Registrant’s Notice and Proxy Statement, filed March 27, 2017, and incorporated herein by reference).

5.1*	Opinion of Thompson & Knight LLP

23.1*	Consent of Thompson & Knight LLP (included in Exhibit 5.1 to this Registration Statement)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Powers of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith.